Exhibit 99.1

Simplicity Esports Signs Exchange Agreement with Software Company Diverted River Technology, LLC

Diverted River is an Entertainment Technology Organization (“ETO”) started by the founders of ggCircuit. ggCircuit was sold to NASDAQ listed Esports Entertainment Group for $26,000,000 in 2021.

Boca Raton, Florida — September 29, 2022 (GLOBE NEWSWIRE) — Simplicity Esports and Gaming Company (OTCQB:WINR) (“Simplicity Esports”) has entered into an exchange agreement with Diverted River Technology, LLC (“Diverted River”), pursuant to which Simplicity Esports agreed to acquire 100% of the membership interests of Diverted River in exchange for 80% of the issued and outstanding shares of Simplicity Esports’ common stock.

Roman Franklin, CEO of Simplicity Esports, stated, “I am thrilled with the prospect of working together with Zack Johnson and his incredible team. Their previous company, ggCircuit, had software and services that dominated the esports gaming center industry space. Their experience, relationships, and reputation provide a solid foundation to grow Diverted River into a powerhouse company servicing the technology needs of the broader $35 billion-dollar family entertainment center industry.”

Following the closing, it is expected that, Simplicity Esports’ name will be changed to Diverted River Technology, Inc., and the business of Simplicity Esports will become that of Diverted River, an ETO focused on a sustainable, high margin, recurring revenue business model that requires limited capital expenditures. It is also expected that Mr. Johnson, Diverted River’s CEO, will become CEO of the public company following the closing.

Zack Johnson, CEO of Diverted River, added, “We met Roman and Simplicity Esports three years ago when four different companies were bidding to buy our esports software company, ggCircuit. Simplicity Esports was a great client of ggCircuit and we are impressed with Roman and his business and financial intelligence in the public market. Now as we expand our platform experience into a 10x larger entertainment market, we are excited to join forces and launch our new platform together as Diverted River in 2023.”

“Our team now boasts just shy of 80 million hours of usage on our software platforms over the past 20 years in high profile and public spaces in retail, educational, and esports venues,” Johnson continued. “The Family Entertainment Center (“FEC”) industry is technologically fragmented and utilizes 15-17 software tools per business to manage their backend and customer experience. They are served by slow moving software companies utilizing outdated technology stacks that hold these businesses hostage with proprietary hardware and software. We plan to flip this industry on its head and provide solutions that allow venues to have open market hardware choices, and robust integration points with synergistic software platforms.”

The transaction, which is expected to close prior to year end, is subject to standard closing conditions, including the repayment of certain debts and achieving a minimum amount of working capital.

About Simplicity Esports and Gaming Company:

Simplicity Esports and Gaming Company (WINR) owns 5 esports gaming centers and is the franchisor for 12 esports gaming centers that give the public an opportunity to experience gaming and esports in competitive and casual social settings, regardless of skill or experience. Simplicity branded teams compete in popular games such as Heroes of the Storm®. Simplicity Esports also organizes and hosts various in-person events and play from home, online tournaments.

Heroes of the Storm® is a registered trademarks of their owner.

About Diverted River Technology LLC:

Diverted River is an ETO for the location-based entertainment (“LBE”) industry. Diverted River provides integration through their proprietary cloud-based user platform called Takoha into a multitude of entertainment, business, data and management systems to help managers and owners of LBEs provide a seamless experience for their customers while compiling all of their customers’ data in one analytics system.

Forward-Looking Statements:

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond Simplicity Esports’ control, including those set forth in the Risk Factors section of Simplicity Esports’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on September 27, 2022 and our subsequent SEC filings, as amended or updated from time to time. Copies of Simplicity Esports’ filings with the SEC are available on the SEC’s website at www.sec.gov. Simplicity Esports undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Simplicity Esports Contact:

Roman Franklin

Chief Executive Officer

Roman@SimplicityEsports.com

855-345-9467